Exhibit (h)(12)

SUBADMINISTRATION AGREEMENT

This Subadministration Agreement is made this 6th day of October, 2010, by and among Frontegra Funds, Inc., a Maryland corporation (the “Corporation”), and Frontegra Asset Management, Inc., an Illinois corporation (the “Subadministrator”).

WITNESSETH:

WHEREAS, the Corporation is engaged in business as an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Subadministrator desires to provide certain shareholder and subadministrative services to the series of the Corporation listed on Exhibit A, as amended from time to time (each a “Fund” and collectively the “Funds”), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Corporation desires to retain the Subadministrator to render certain shareholder subadministrative services to the Funds.

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.

APPOINTMENT OF SUBADMINISTRATOR.  The Corporation hereby appoints the Subadministrator to provide shareholder and subadministrative services to the Funds subject to the supervision and oversight of the Board of Directors and the officers of the Corporation, for the period and on the terms hereinafter set forth.  The Subadministrator hereby accepts such appointment and agrees during such period to render the services or provide for the provision of such services and to assume the obligations herein set forth for the compensation herein provided.

2.

OBLIGATIONS OF SUBADMINISTRATOR.  The Subadministrator shall provide the following services, subject to the supervision and oversight of the Board of Directors and the officers of the Corporation:

(a)

Provide shareholders of the Funds with financial statements, account statements or other customized reports as requested by shareholders;

(b)

Facilitate Fund share purchases and redemptions;

(c)

Respond to routine inquiries received from shareholders;

(d)

Arrange for bank wires as requested by shareholders;

(e)

Forward Fund communications (such as proxies, shareholder reports, and dividend, distribution, and tax notices) as requested by shareholders;

(f)

Perform such other compliance and/or administrative support services that are necessary in connection with the ongoing operation of the Funds.

In compliance with the requirements of Rule 31a-3 under the Act, the Subadministrator hereby agrees that any records it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds any of such records upon the Funds’ request.  The Subadministrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Act for the periods prescribed by Rule 31a-2 under the Act.

3.

EXPENSES.  The Subadministrator assumes and shall pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement.

4.

COMPENSATION.  As compensation for the services rendered and the expenses assumed by the Subadministrator, each Fund shall pay to the Subadministrator at the end of each calendar month a fee, attributable to the applicable class, at the annual rate of each Fund’s average daily net assets as listed on Exhibit A, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Corporation’s current registration statement on Form N-1A.

5.

ACTIVITIES OF SUBADMINISTRATOR.  The services of the Subadministrator to the Funds hereunder are not to be deemed exclusive and the Subadministrator shall be free to render similar services to others.

6.

LIABILITIES OF SUBADMINISTRATOR.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Subadministrator, neither the Subadministrator nor any of its officers, directors, agents or employees shall be liable to the Corporation or shareholders of the Funds for any error of judgment, mistake of law or any loss that may be sustained in the purchase, holding or sale of any security, or for any other act or omission in the course of, or in connection with, rendering services hereunder.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Corporation or any shareholder of the Funds may have under any federal securities or state law.

7.

RENEWAL.  The term of this Agreement shall be executed and become effective on the date first written above and shall continue in effect for a period of two years and is renewable thereafter for successive one year periods if such continuance is approved at least annually by (i) the Funds’ Board of Directors and (ii) a majority of the Directors who are not parties to the Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

8.

TERMINATION.  This Agreement (i) may be terminated at any time without the payment of any penalty either by vote of the Board of Directors of the Funds on 60 days’ written notice to the Subadministrator and (ii) may be terminated at any time by the Subadministrator on 60 days’ written notice to the Funds.

9.

AMENDMENTS.  This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Funds and (ii) a majority of those directors of the Funds who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

10.

NOTICES.  Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Subadministrator:

Frontegra Asset Management, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL  60062

If to the Funds:

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL  60062

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

11.

SEVERABILITY.  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

12.

HEADINGS.  Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction and interpretation of this Agreement or any provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

FRONTEGRA FUNDS, INC.

/s/ William D. Forsyth III

By: William D. Forsyth III, President

FRONTEGRA ASSET MANAGEMENT, INC.

/s/ William D. Forsyth III

By: William D. Forsyth III, President

Exhibit A

Series and Classes of Frontegra Funds, Inc. and Subadministration Fees

Name of Fund/Class	Subadministration Fees (as a percentage of average daily net assets)	Date Added
Frontegra Phocas Small Cap Value Fund
Class I Shares	0.11%	October 6, 2010